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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Buchtmann                      Larry
--------------------------------------------------------------------------------
     (Last)                         (First)                        (Middle)

     1931 Black Rock Turnpike
--------------------------------------------------------------------------------
                                    (Street)

     Fairfield                         CT                            06825
--------------------------------------------------------------------------------
     (City)                          (State)                         (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Acme United Corporation (ACU)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Vice President of Manufacturing and Distribution
________________________________________________________________________________
7.   Individual or Joint/Group Filing (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.              6.
                                                                4.                            Amount of       Owner-
                                                                Securities Acquired (A)       Securities      ship
                                   2A.                          or Disposed of (D)            Beneficially    Form:      7.
                       2.          Deemed                       (Instr. 3, 4 and 5)           Owned           Direct     Nature of
                       Trans-      Execution     3.             ---------------------------   at the End      (D) or     Indirect
1.                     action      Date, if      Transaction                (A)               of Issuer's     Indirect   Beneficial
Title of Security      Date        any           Code                       or                Fiscal Year     (I)        Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)    (Instr. 8)     Amount      (D)       Price   (Instr. 3 & 4)  (Instr.4)  (Instr.4)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form diplays a currently valid OMB control number.

                                                                          (Over)
                                                                SEC 2270 (09-02)

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.               Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed            Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  4.       or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Trans-   of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  action   (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      Code     4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  (Instr.  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      yy)      yy)      8)      (A)     (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       5.000   3/17/1998         A5         7,000       3/17/01  3/17/08  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       2.1250  1/26/1999         A5        10,000       1/26/02  1/26/09  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       2.1250  6/22/1999         A5         5,000       6/22/02  6/22/09  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       1.6250  1/25/2000         A5         5,000       (a)      1/25/10  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       2.375   4/21/2000         A5         5,000       (b)      4/21/10  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       3.5600  10/10/2000        A5         5,000       (c)     10/10/10  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       2.7500  5/07/2001         A5         8,000       (d)      5/07/11  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       3.0500  11/12/2001        A5        10,000       (e)     11/12/11  Stock                     55,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:
(a) 1,250 shares vested on January 25, 2000, 1,250 shares vested on January 25, 2001, 1,250 shares vested on January 25, 2002 and
1,250 will vest on January 25, 2003.  (b) 1,250 shares vested on April 21, 2000, 1,250 shares vested on April 21, 2001, 1,250 vested on April 21, 2002 and 1,250 shares will vest on April 21, 2003. (c) 1,250 shares vested on October 10, 2000, 1,250 shares vested on
October 10, 2001, 1,250 shares vested on October 10, 2002 and 1,250 will vest on October10, 2003.  (d) 2,000 shares vested on
May 7, 2001, 2,000 shares vested on May 7, 2002, 2,000 shares vest on May 7, 2003 and 2,000 on May 7, 2004. (e) 2,500 shares vested on November 12, 2001, 2,500 shares vested on November 12, 2002, 2,500 shares  will vest on November 12, 2003 and 2,500 will vest on
November 12, 2004.


/s/ Larry Buchtmann                                         February 7, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


         Persons who respond to the collection of information contained in this form are not required to respond unless the form diplays a currently valid OMB control number.